Date 30 July 2008
STEALTHGAS INC.
as Borrower
- and -
NATIONAL BANK OF GREECE S.A.
as Lender

LOAN AGREEMENT

relating to a loan facility of up to US$33,240,000 to part-finance the acquisition of two approximately
5,000 CMB LPGs having hull nos. K404 and 405
under construction at Kanrei Zosen, Japan
WATSON, FARLEY & WILLIAMS
PIRAEUS

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	14

3	DRAWDOWN	14

4	INTEREST	15

5	INTEREST PERIODS	16

6	DEFAULT INTEREST	16

7	REPAYMENT AND PREPAYMENT	17

8	CONDITIONS PRECEDENT	18

9	REPRESENTATIONS AND WARRANTIES	19

10	GENERAL UNDERTAKINGS	21

11	CORPORATE UNDERTAKINGS	24

12	INSURANCE	25

13	SHIP COVENANTS	30

14	SECURITY COVER	35

15	PAYMENTS AND CALCULATIONS	36

16	APPLICATION OF RECEIPTS	37

17	APPLICATION OF EARNINGS	38

18	EVENTS OF DEFAULT	39

19	FEES AND EXPENSES	42

20	INDEMNITIES	43

21	NO SET-OFF OR TAX DEDUCTION	45

22	ILLEGALITY, ETC	45

23	INCREASED COSTS	46

24	SET-OFF	47

25	TRANSFERS AND CHANGES IN LENDING OFFICES	47

Clause		Page

26	VARIATIONS AND WAIVERS	48

27	NOTICES	48

28	SUPPLEMENTAL	50

29	LAW AND JURISDICTION	50

SCHEDULE 1 DRAWDOWN NOTICE		52

SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS		53

SCHEDULE 3 FORM OF COMPLIANCE CERTIFICATE		56

EXECUTION PAGE		57

THIS LOAN AGREEMENT is made on 30 July 2008
BETWEEN:
(1)	STEALTHGAS INC., being a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company House, Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, the Marshall Islands (the “Borrower“); and

(2)	NATIONAL BANK OF GREECE S.A. acting through its branch at 2, Bouboulinas Street & Akti Miaouli, 185 35 Piraeus, Greece (the “Lender”).
WHEREAS
The Lender has agreed to make available to the Borrower a loan facility (which shall be divided into two Advances) of up to the lesser of (a) US$33,240,000, (b) 75 per cent. of the Contract Price of the Ship which will be financed by that Advance or (c) 75 per cent. of the Market Value of that Ship (as determined by the valuations referred to in Clause 14.4), for the purpose of part financing the acquisition cost of each Ship.
IT IS AGREED as follows:
1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Accounting Information” means the annual audited consolidated accounts to be provided by the Borrower to the Lender in accordance with Clause 10.5(a)(i) of this Agreement or the semi-annual unaudited consolidated accounts of the Borrower to be provided by the Borrower to the Lender in accordance with Clause 10.5(b)(i) of this Agreement (as the context may require);

“Advance” means:

(a)	in relation to “GAS SHURIKEN”, the Gas Shuriken Advance; and

(b)	in relation to “GAS DEFIANCE”, the Gas Defiance Advance,

and in the plural means both of them;

“Approved Broker” means each of Clarksons and Galbraith’s Limited or any other shipbroker acceptable to the Lender in its sole discretion;

“Approved Manager” means, in relation to a Ship, Stealth Maritime Corp. S.A., a company incorporated in the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia or any other company which the Lender may approve from time to time as the commercial, technical and/or operational manager of that Ship;

“Approved Manager’s Undertaking” means in relation to each Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Lender and in the terms required by the Lender, agreeing certain matters in relation to the Approved Manager serving as the manager of the Ship and subordinating its rights against such Ship and the Owner thereof to the rights of the Lender under the Finance Documents, in such form as the Lender may approve or require;

“Asset Cover Percentage” means, at any time, the aggregate of the items referred to in paragraph (a) and (b) of Clause 14.1 expressed as a percentage of the Loan;

“Availability Period” means the period commencing on the date of this Agreement and ending on:
(a)	in relation to the Gas Defiance Advance, 15 August 2008 (or such later date as the Lender may agree with the Borrower but no later than 30 September 2008);

(b)	in relation to the Gas Shuriken Advance, 15 November 2008 (or such later date as the Lender may agree with the Borrower but no later than 31 December 2008); or

(c)	if earlier, the date on which the Commitment is fully borrowed, cancelled or terminated;
“Balloon Instalment” has the meaning given in Clause 7.1;

“Borrower” means StealthGas Inc., a corporation incorporated and existing under the laws of the Marshall Islands and having its registered office at Trust Company House, Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, the Marshall Islands;

“Business Day” means a day on which banks are open in London, Piraeus and in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Charterparty” means in relation to each Ship:
(d)	the Initial Charterparty for that Ship;

(e)	after expiration of the Initial Charterparty, any charterparty (save for a demise or bareboat charter party) of a duration (or capable of being or exceeding a duration) of 12 months, or more; or

(f)	after expiration of the Initial Charterparty, any bareboat or demise charterparty, upon the prior written consent of the Lender, to be made on terms and conditions and entered by the relevant Owner with a charterer acceptable in all respects to the Lender;

“Charterparty Assignment” means, in relation to a Ship, a deed of assignment of the rights of the relevant Owner in respect of a Charterparty relating thereto, in such form as the Lender may approve or require;

“Commitment” means $33,240,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Contract Price” means $22,160,000, being the purchase price for each Ship payable pursuant to the MOA for that Ship;

“Contractual Currency” has the meaning given in Clause 20.5;

“Delivery Date” means, in relation to a Ship, the date on which title to and possession of that Ship is transferred from the relevant Seller to the relevant Owner;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner owning the Ship or the Lender and which arise out of the use or operation of the Ship, including (but not limited to):
(a)	all freight, hire and passage moneys, compensation payable to the Owner owning the Ship or the Lender in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under the Insurances in respect of loss of hire; and

(c)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;
“Earnings Account” means, with respect to each Owner, an account in the name of that Owner with the Lender in Piraeus (or any other office of the Lender which is designated by it in writing as the Earnings Account with respect to that Owner for the purposes of this Agreement), and in the plural means both of them;

“EBITDA” means, in respect of the relevant period, the aggregate amount of consolidated or combined pre-tax profits of the Group before extraordinary or exceptional items, depreciation, interest, repayment of principal in respect of any loan, rentals under finance leases and similar charges payable;

“Environmental Claim” means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:
(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship or either Owner and/or any operator or manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where either Owner and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;
“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Finance Documents” means:
(a)	this Agreement;

(b)	the Guarantees;

(c)	the Retention Account Pledge;

(d)	the General Assignments;

(e)	the Mortgages;

(f)	the Charterparty Assignments;

(g)	the Approved Manager’s Undertakings; and

(h)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, an Owner, or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the documents referred to in this definition;
“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;
“Financial Power” means Financial Power Inc., a corporation incorporated in The Republic of Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of Marshall Islands;

“First Seller” means, Newgas Limited, a corporation organised and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, 96960MH, Marshall Islands;

“Fleet Vessels” means all of the vessels (including, but not limited to, the Ships) from time to time wholly owned by members of the Group (each a “Fleet Vessel”);

“GAS DEFIANCE” means the LPG carrier of 4,309 gross registered tons and 1,374 net registered tons currently known as builder’s hull no. K404, with IMO Number 9359557 and Official Number3218, and to be registered from its delivery by the First Seller in the name of Spacegas under the Marshall Islands flag;

“Gas Defiance Advance” means an amount of up to $16,620,000 to be applied in part-payment of the Contract Price pursuant to the Gas Defiance MOA;

“Gas Defiance Initial Charterparty” means the time charterparty dated 13 July 2007 entered into between Spacegas as owner and the Initial Charterer pursuant to which the Initial Charterer has agreed to take “GAS DEFIANCE” on time charter for a minimum period of 12 months at a minimum rate of US$285,000 per month;

“Gas Defiance MOA” means the memorandum of agreement dated 29 February 2008 as the same may be amended and supplemented from time to time, entered into between the First Seller and Spacegas in respect of the sale by the First Seller and the acquisition by Spacegas of “GAS DEFIANCE”;

“Gas Defiance Mortgage” means the first preferred Marshall Islands mortgage on “GAS DEFIANCE” or, as the context may require, to be executed by Spacegas in favour of the Lender in such form as the Lender may approve or require;

“GAS SHURIKEN” means the LPG carrier of 4,309 gross registered tons and 1,374 net registered tons currently known as builder’s hull no. K405, with IMO Number 9359569 and to be registered from its delivery in the name of Financial Power under the Marshall Islands flag;

“GAS SHURIKEN Advance” means an amount of up to $16,620,000 to be applied in part-payment of the Contract Price pursuant to the Gas Shuriken MOA;

“Gas Shuriken Initial Charterparty” means the time charterparty entered into or to be entered into between Financial Power as owner and the Initial Charterer pursuant to which the Initial Charterer has agreed to take “GAS SHURIKEN” on time charter for a minimum period of 24 months at a minimum rate of US$270,000 per month;

“Gas Shuriken MOA” means the memorandum of agreement dated 29 February 2008 as the same may be amended and supplemented from time to time entered into between the Second Seller and Financial Power in respect of the sale by the Second Seller and the acquisition by Financial Power of “GAS SHURIKEN”;

“Gas Shuriken Mortgage” means the first priority Marshall Islands statutory mortgage on “GAS SHURIKEN” executed or, as the context may require, to be executed by Financial Power in favour of the Lender in such form as the Lender may approve or require;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation to be executed by the relevant Owner in favour of the Lender, in such form as the Lender may approve or require, and in the plural means both of them;

“Group” means the Borrower and its subsidiaries (including, but not limited to, each Owner) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Guarantee” means, in relation to an Owner, a guarantee to be given by that Owner in favour of the Lender, guaranteeing the obligations of the Borrower under this Agreement and the other Finance Documents, in such form as the Lender may approve or require, and in the plural means both of them;

“Initial Charterer” means Petredec Limited, a company incorporated in Bermuda in Bermuda having its registered office at Par La Ville Place, 14 Par-La-Ville Road, Hamilton HM08, Bermuda;

“Initial Charterparty” means:
(a)	in relation to “GAS DEFIANCE”, the Gas Defiance Initial Charterparty; and

(b)	in relation to “GAS SHURIKEN”, the Gas Shuriken Initial Charterparty; and
in the plural means both of them;

“Insurances” means, in relation to a Ship:
(a)	all policies and contracts of insurance, including entries of such Ship in any protection and indemnity or war risks association, which are effected in respect of such Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;
“Interest Expense” means, as at any date of calculation, the aggregate of all interest payable by any member of the Group on any Financial Indebtedness;

“Interest Period” means in relation to an Advance, a period determined in accordance with Clause 5;

“ISM Code” means, in relation to its application to each Owner, its Ship and its operation:
(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisations pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;
“ISM Code Documentation” includes:
(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to the Ships or either or them within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Ships’ or the Owners’ compliance with the ISM Code which the Lender may require;
“ISM SMS” means the safety management system for each Ship which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the IMO on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it but shall only apply insofar as it is applicable law in the relevant Ship’s flag state and any jurisdiction on which such Ship is operated;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender” means the National Bank of Greece S.A. acting through its office at 2 Bouboulinas Street & Akti Miaouli, 185 35, Piraeus, Greece;

“Leverage Ratio” means, any relevant time, the ratio (expressed as a percentage) of;
(a)	Total Bank Debt less Unencumbered Cash; and

(b)	the Market Value Adjusted Total Assets (including, without limitation the Ships);
“LIBOR” means, for an Interest Period:
(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, “Reuters BBA Page LIBOR 01” means the display designated as “Reuters BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on Reuters BBA Page LIBOR 01, the rate per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) at which deposits in Dollars are offered to the Reference Bank by leading banks in the London Interbank Market at the request of the Reference Bank at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;
“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Margin” means:
(a)	until the third instalment has been repaid in accordance with Clause 7.1, 0.95 per cent. per annum; and

(b)	0.80 per cent. per annum thereafter;
“Market Value Adjusted Total Assets” means, at any time, the Total Assets adjusted to reflect the aggregate Market Value of all the Fleet Vessels;

“Market Value” means, in respect of each Ship and each Fleet Vessel, the market value thereof determined from time to time in accordance with Clause 14.4;

“Material Adverse Change Warranty Letter” means a letter to be issued by the Borrower and countersigned by the Owners on each Drawdown Date in which they confirm that, as at that Drawdown Date, here has been no material adverse change in the financial position, state of affairs or prospects of the Borrower, the Owners or any other member of the Group since the date of issue by the Lender of the Lender’s commitment letter (being 30 April 2008);

“MOA” means:
(a)	in relation to “GAS SHURIKEN”, the Gas Shuriken MOA; and

(b)	in relation to “GAS DEFIANCE”, the Gas Defiance MOA,
and in the plural means both of them;

“Mortgage” means:
(a)	in relation to “GAS SHURIKEN”, the Gas Shuriken Mortgage; and

(b)	in relation to “GAS DEFIANCE”, the Gas Defiance Mortgage,
and in the plural means both of them;

“Negotiation Period” has the meaning given in Clause 4.6;

“Owners” means, together, Spacegas and Financial Power, and in the singular means either of them;

“Payment Currency” has the meaning given in Clause 20.5;

“Permitted Security Interests” means:
(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew’s wages in accordance with usual maritime practice; and

(c)	liens for salvage;
“Pertinent Jurisdiction”, in relation to a company, means:
(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;
“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would, in the Lender’s reasonable opinion, constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Reference Bank” means National Bank of Greece S.A. acting through its branch at 75 King William Street, London, EC4N 7BE; England;

“Relevant Person” has the meaning given in Clause 18.7;

“Repayment Date” means a date on which a repayment is required to be made under Clause 7;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the name of the Borrower with the Lender in Piraeus designated “StealthGas Inc. — Retention Account”, or any other account (with that or another office of the Lender) which is designated by the Lender as the Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means a pledge agreement creating security of the Retention Account to be executed by the Borrower in favour of the Lender in such form and terms as the Lender may approve or require in its sole discretion;

“Second Seller” means Galactic Imports Limited, a corporation organised and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, 96960MH, Marshall Islands;

“Security Interest” means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;
“Secured Liabilities” means all liabilities which the Borrower, the Owners, the other Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Party” means the Borrower, the Owners, the Approved Manager and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower and the Security Parties that:
(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 19, 20 or 21 below or any other provision of this Agreement or another Finance Document; and

(d)	he Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;
“Seller” means:
(a)	in relation to “GAS DEFIANCE”, the First Seller; and

(b)	in relation to “GAS SHURIKEN”, the Second Seller,
and in plural means both of them;

“Ships” means, together, “GAS DEFIANCE” and “GAS SHURIKEN”, and in the singular means either of them;

“Spacegas” means Spacegas Inc., a corporation incorporated in The Republic of Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of Marshall Islands;

“Total Assets” means, the total assets of the Group as stated in the most recent Accounting Information;

“Total Bank Debt” means the total bank debt of the Group as stated in the most recent Accounting Information;

“Total Loss” means, in relation to a Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)	any condemnation of the Ship by any tribunal or by any person or person claiming to be a tribunal;

(d)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless she is within 30 days redelivered to the full control of the Owner owning the Ship;
“Total Loss Date” means, in relation to a Ship:
(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner owning the Ship, with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred;
“Tripartite Agreement” means, in relation to a Ship, a deed of assignment in respect of a bareboat or demise Charterparty, to be entered by the relevant Owner, the relevant bareboat or demise charterer and the Lender in such form and on such terms as the Lender may approve or require in its sole discretion; and

“Unencumbered Cash” means any cash or cash equivalent owned by the Borrower or any member of the Group which is not subject to a Security Interest as stated in the most recent audited Accounting Information.
1.2	Construction of certain terms. In this Agreement: “approved” means, for the purposes of Clause 12, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of her insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower or the Owner which owns that Ship is obliged to effect, under Clause 13 below or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time

Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” means the risks according to Institute War and Strike Clauses (Hull Time) (1/10/83) or (1/11/95), or equivalent conditions, including, but not limited to risk of mines, blocking and trapping, missing vessel, confiscation and all risks excluded from the standard form of English or other marine policy.

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation.

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and

(iii)	words denoting the singular number shall include the plural and vice versa.
(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)	References in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Lender (with the authorisation of the Majority Lender in the case of substantial modifications) approves or reasonably requires.

(d)	The clause headings shall not affect the interpretation of this Agreement.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lender shall make available to the Borrower a loan facility of up to $33,240,000 in two Advances each Advance shall be in an amount equal to the lesser of (i) $16,620,000, (ii) 75 per cent. of the Contract Price of the Ship to be financed by such Advance or (iii) 75 per cent. of the Market Value of such Ship.

2.2	Purpose of Loan. The Borrower undertakes with the Lender to use each Advance only for the purpose stated in the Recital to this Agreement.

3	DRAWDOWN

3.1	Request for Advance. Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (Piraeus time) 2 Business Days prior to the intended Drawdown Date.

3.2	Availability. The conditions referred to in Clause 3.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	each Advance shall, subject to Clause 3.2(c), be in an amount not exceeding the lesser of (i) $16,620,000, (ii) 75 per cent. of the Contract price of the Ship to be financed by such Advance or (iii) 75 per cent. of the Market Value of such Ship; and

(c)	the aggregate amount of the Advances shall not exceed the lesser of (i) the Commitment and (ii) 75 per cent. of the aggregate Contract Prices of the Ships or (iii) 75 per cent. of the aggregate Market Values of such Ships.

3.3	Drawdown Notice irrevocable. A Drawdown Notice must be signed by an authorised person of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4	Disbursement of Advance. Subject to the provisions of this Agreement, the Lender shall on each Drawdown Date make the relevant Advance to the Borrower and that payment to the Borrower shall be made to the account of the relevant Seller which the Borrower specifies in the Drawdown Notice.

3.5	Disbursement of Advance to third party. The payment by the Lender under Clause 3.4 to the relevant Seller shall constitute the making of the Advance and the Borrower shall thereupon become indebted, as principal and direct obligor, to the Lender in an amount equal to that Advance.

4	INTEREST

4.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Advance in respect of each Interest Period shall be paid by the Borrower:

(a)	in the period prior to the Drawdown Date of the Gas Shuriken Advance, on the earlier of (i) the date falling 3 months from the Drawdown Date of the Gas Defiance Advance and (ii) the last day of such Interest Period; and

(b)	at all other times, on the earlier of (i) any Repayment Date which falls within such Interest Period and (ii) the last day of such Interest Period.

4.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

4.3	Payment of accrued interest. In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.

4.4	Notification of market disruption. The Lender shall promptly notify the Borrower if no rate is quoted on Reuters BBA Page LIBOR 01 or the if for any reason both the Lender and the Reference Bank are unable to obtain Dollars in the London Interbank Market in order to fund an Advance (or any part of it) during any Interest Period, stating the circumstances which have caused such notice to be given.

4.5	Suspension of drawdown. If the Lender’s notice under Clause 4.4 is served before an Advance is made, the Lender’s obligation to make the Advance shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6	Negotiation of alternative rate of interest. If the Lender’s notice under Clause 4.4 is served after an Advance is made, the Borrower and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the relevant Advance or Advances during the Interest Period concerned.

4.7	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the relevant Advance or Advances plus the relevant Margin; and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Lender under Clause 4.8, the Borrower may give the Lender not less than 15 Business

Days’ notice of its intention to prepay the relevant Advance or Advances at the end of the interest period set by the Lender.

4.10	Prepayment, termination of Commitments. A notice under Clause 4.9 shall be irrevocable; on the last Business Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the relevant Margin.

4.11	Application of prepayment. The provisions of Clause 7 shall apply in relation to the prepayment.

5	INTEREST PERIODS

5.1	Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the relevant Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2	Duration of normal Interest Periods. Subject to Clauses 5.3 and 5.4, each Interest Period in respect of each Advance shall be:

(a)	1, 2, 3, 6, 9 or 12 months as notified by the Borrower to the Lender not later than 11.00 a.m. (Piraeus time) 3 Business Days before the commencement of the Interest Period;

(b)	in the case of the first Interest Period applicable to the second Advance, a period ending on the last day of the then current Interest Period applicable to the first Advance, whereupon both Advances shall be consolidated and treated as a single Advance;

(c)	6 months, if the Borrower fails to notify the Lender by the time specified in paragraph (a) above; or

(d)	such other period as the Lender may agree with the Borrower.

5.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period in relation to the relevant Tranche shall end on that Repayment Date.

5.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected an Interest Period longer than 6 months, the Lender notifies the Borrower by 11.00 a.m. (Piraeus time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

6	DEFAULT INTEREST

6.1	Payment of default interest on overdue amounts. If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this Clause 6.1) on its due date for payment under any of the Finance Documents, the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender, on the due date for payment and thereafter on 30 June and 31 December in each calendar year. Each of such periods for the calculation of interest (other than the first, which shall commence on the due date for payment) shall commence on the last day of the preceding period. The rate of interest applicable to each such period shall be the aggregate of (a) 1 per cent. per annum, (b) the Margin and (c) LIBOR for such period. Such interest shall be due and payable on 30 June and 31 December in each calendar year and each such day shall, for the purposes of this Agreement, be treated as the final day of an Interest Period in respect of that amount. The Borrower hereby specifically acknowledges and agrees that the rate of default interest payable pursuant to this Clause 6.1 on any amount which is not paid on its due date shall be the aggregate (as determined by the Lender ) of (a) 2 per cent. per annum and (b) LIBOR for the relevant period and that such interest shall also be determined and payable on 30 June and 31 December in each calendar year. If, for the reasons specified in Clause 4.4, the Lender is unable to determine a rate in accordance with the foregoing provisions of this Clause 6.1, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be 2 per cent. per annum above the cost of funds to the Lender.

7	REPAYMENT AND PREPAYMENT

7.1	The Borrower shall repay the Loan by 24 consecutive semi-annual instalments in the amount of $969,500 each and a balloon payment of $9,972,000 (the “Balloon Instalment”) payable together with the twenty-fourth instalment, Provided that if the principal amount of the Loan drawdown by the Borrower is less than $33,240,000, each repayment instalment shall be reduced pro rata by an amount in aggregate equal to such undrawn amount.

7.2	Repayment Dates. The first repayment instalment shall be repaid on the date falling the earlier of (a) 6 months after the Drawdown Date of the Gas Shuriken Advance and (b) 9 months after the Drawdown Date of the Gas Defiance Advance (or such later date as the Lender may agree with the Borrower) and each subsequent repayment instalment shall be repaid at 6 monthly intervals thereafter and the last repayment instalment, together with the Balloon Instalment, shall be repaid on the date falling on the earlier of (i) the date falling twelve years and three months from the Drawdown Date of the Gas Defiance Advance and (ii) 31 December 2020.

7.3	Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period in respect thereof.

7.5	Conditions for voluntary prepayment. The conditions referred to in Clause 7.4 are that:

(a)	a partial prepayment shall be $100,000 or a multiple of $100,000;

(b)	the Lender has received from the Borrower at least 10 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower in connection with the prepayment has been obtained and remains in force, and that any requirement or regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

7.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

7.7	Mandatory prepayment. The Borrower shall be obliged to prepay the Prepayment Amount:

(a)	if a Ship is sold, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	if a Ship becomes a Total Loss, on the earlier of the date falling 180 days after the relevant Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

In this Clause 7.7, “Prepayment Amount” means an amount equal to the higher of:

(a)	the Advance which has been used to finance the Ship which has been sold or become a Total Loss;

(b)	if the Ship has become a Total Loss, an amount equal to the proceeds of insurance relating to such Total Loss;

(c)	an amount, which after giving credit for the prepayment required to be made pursuant to this Clause 7.7, results in the Asset Cover Percentage being equal to the Asset Cover Percentage which applied immediately prior to the date of sale of, or as the case may be, the Total Loss Date applicable to, the Ship; and

(d)	if the Ship has been sold, an amount which is equal to the Relevant Fraction of the Loan.

“Relevant Fraction” is the fraction of which the nominator is the purchase price of the Ship which has been sold (the “Purchase Price”) and the denominator is the aggregate of (i) the Purchase Price and (ii) the Market Value of the other Ship at that time subject to a Mortgage.

7.8	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 below or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 20.1(b) but without premium or penalty.

7.9	Application of partial prepayment. Each partial prepayment shall if made pursuant to:

(a)	Clause 7.4 be applied pro rata against the then outstanding repayment instalments specified in Clause 7.1 and the Balloon Instalment; and

(b)	Clause 7.7 be applied first in repayment of the Advance relating to the Ship which has been sold or become a Total Loss and any balance shall be applied pro rata against the then outstanding repayment instalments specified in Clause 7.1 and the Balloon Instalment.

7.10	No reborrowing. No amount prepaid may be reborrowed.

8	CONDITIONS PRECEDENT

8.1	Documents, fees and no default. The Lender’s obligation to make an Advance is subject to the following conditions precedent:

(a)	that on or before the date of this Agreement, the Lender receives:
(i)	the documents described in Part A of Schedule 2 in a form and substance satisfactory to the Lender and its lawyers; and

(ii)	the arrangement fee referred to in Clause 19.1;
(b)	that, on or before the Drawdown Date in respect of each Advance, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)	that both at the date of each Drawdown Notice and at each Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance; and

(ii)	the representations and warranties in Clause 9 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing;

(iv)	there has been no material adverse change in the financial position, state of affairs or prospects of the Borrower, any other Security Party or any other member of the Group, in the light of which the Lender considers that there is a significant risk that the Borrower or any other Security Party will later become, unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due;
(d)	that, if the ratio set out in Clause 14.1 were applied immediately following the making of the relevant Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(e)	that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may reasonably request by notice to the Borrower prior to the relevant Drawdown Date.

8.2	Waiver of conditions precedent. If the Lender at its discretion, permits an Advance to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such longer period as the Lender may specify).

9	REPRESENTATIONS AND WARRANTIES

9.1	General. The Borrower represents and warrants to the Lender as follows.

9.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

9.3	Share capital and ownership. The Borrower has an authorised share capital of $205,000 divided into 200,000,000 shares of common stock of registered shares of $0.001 each and 5,000,000 shares of preferred stock of $0.001 each, 46,330,000 shares of common stock have been issued fully paid and are in the ownership of the persons disclosed by the Borrower to the Lender.

9.4	Corporate power. The Borrower or, as the case may be, each Owner has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the MOA to which it is a party, to purchase and pay for its Ship under the relevant MOA and register its Ship in its name under the Marshall Islands flag;

(b)	to execute the Initial Charterparty to which it is a party; and

(c)	to execute each Finance Document to which it is a party.

9.5	Consents in force. All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6	Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

9.7	No third party Security Interests. Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document to which the Borrower is a party:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8	No conflicts. The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

9.9	No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

9.11	Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.4; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.6; and there has been no material adverse change in the financial position or state of affairs of the Borrower or any member of the Group which may (in the opinion of the Lender) affect the ability of the Borrower or any other Security Party to comply with the terms of and/or perform its obligations under this Agreement and the Financial Documents.

9.12	No litigation. No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken.

9.13	Validity and completeness of MOAs and Initial Charterparties.

(a)	The copies of the MOAs and Initial Charterparties delivered to the Lender before the date of this Agreement are true and complete copies;

(b)	each MOA constitutes valid, binding and enforceable obligations of the relevant Seller and each Owner respectively in accordance with its terms;

(c)	each Initial Charterparty constitutes valid, binding and enforceable obligations of the Initial Charterer and the relevant Owner respectively in accordance with its terms; and

(d)	other than those amendments and additions to either MOA and either Initial Charterparty disclosed to the Lender before the date of this Agreement, no amendments or additions to either MOA or either Initial Charterparty have been agreed nor has either Owner, either Seller or the Initial Charterer waived any of their respective rights under either MOA or either Initial Charterparty.

9.14	No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Owners, the Sellers or any third party in connection with the purchase by each Owner of the Ship to be owned by it, other than as disclosed to the Lender in writing on or prior to the date of this Agreement.

9.15	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower and its business.

9.16	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 10.2, 10.4, 10.8 and 10.11.

9.17	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, either Owner, the Approved Manager and either Ship have been complied with.

10	GENERAL UNDERTAKINGS

10.1	General. The Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period except as the Lender may otherwise permit.

10.2	Title; negative pledge. The Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in each Owner, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Document or any of them;

(b)	procure that each Owner will hold the legal title to, and own the entire beneficial interest in the Ship owned by it, its Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests;

(c)	not create or permit to arise, and will procure that each Owner will not create or permit to arise, any Security Interest over any other asset of either Owner present or future; and

(d)	procure that its liabilities under the Finance Documents to which it is party do and will rank at least pari passu with all other present and future insecured liabilities, except for liabilities which are mandatorily preferred by law.

10.3	No disposal of assets. The Borrower will procure that each Owner will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damage or compensation.

10.4	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.5	Provision of financial statements. The Borrower will send or procure there are sent to the Lender:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrower:
(i)	the audited consolidated annual accounts of the Group; and

(ii)	the audited annual accounts of each Owner;
(b)	as soon as possible, but in no event later than 90 days after the end of each 6 month period in each financial year of the Borrower the unaudited consolidated accounts of the Group for that 6-month period certified as to their correctness by the chief financial officer of the Group; and

(c)	promptly after each request by the Lender, such further financial information about the Borrower, the Ships and the Owners (including, but not limited to, charter arrangements, Financial Indebtedness, purchase or sale of ships and operating expenses) as the Lender may require.

10.6	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 10.5 will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles consistently applied;

(b)	give a true and fair view of the state of affairs of the relevant person at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the relevant person and its subsidiaries.

10.7	Provision of copies of SEC filings. The Borrower will notify the Lender of all filings made with, and reports submitted to, the US Securities and Exchange Commission promptly after making such filings or submitting such reports.

10.8	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for each Owner to perform its obligations under the relevant MOA and/or the relevant Initial Charterparty;

(b)	for the Borrower to perform its obligations under any Finance Document to which it is party;

(c)	for the validity or enforceability of any Finance Document to which it is party; and

(d)	for each Owner to continue to own and operate the Ship owned by it,

and the Borrower will comply (or procure compliance as the case may be) with the terms of all such consents.

10.9	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Lender, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.10	Notification of litigation. The Borrower will provide the Lender with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or the Ships, their Earnings or their Insurances as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.11	Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at clause 27.2 (a) or the commencement of this Agreement; and the Borrower will not establish, nor do anything as a result of which it would be deemed to have, a place of business in England or the United States of America.

10.12	Confirmation of no default. The Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by 2 directors of the Borrower’s and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given,

The Lender may serve requests under this Clause 10.12 from time to time; this Clause 10.12 does not affect the Borrower’s obligations under Clause 10.13.

10.13	Notification of default. The Borrower will notify the Lender as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will thereafter keep the Lender fully up-to-date with all developments.

10.14	Provision of further information. The Borrower will, and procure that the Guarantors will, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating:

(a)	to the Borrower, the Group, the Ships, their Insurances, their Earnings or the Owners; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may reasonably be requested by the Lender at any time.

10.15	Provision of copies and translation of documents. If the Lender so requires, the Borrower will supply the Lender with a certified English translation in respect of any of those documents referred to above, such translation to be prepared by a translator approved by the Lender.

10.16	Ownership. The Borrower shall procure that there is no change in the legal or beneficial ownership of the shares in the Borrower or the Owners throughout the Security Period, or any change in the management of the Borrower and the Owners unless the current ultimate beneficial owner in the shares of the Borrower and the Owners, as disclosed to the Lender on or prior to the date of this Agreement, shall remain the owner or, as the case may be, holder of at least 15 per cent. of the shares in the Borrower and the Owners and shall retain executive control in the management of the Borrower and each Owner.

11	CORPORATE UNDERTAKINGS

11.1	General. The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

11.3	Negative undertakings. The Borrower will not:

(a)	change the nature of its business; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if at the relevant time an Event of Default has occurred and has not been remedied within 5 Business Days or an Event of Default will occur as a result of the payment of any dividend or the making of any other form of distribution; or

(c)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

(iii)	or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length;
(d)	allow either Owner to open or maintain, any account with any bank or financial institution except accounts with the Lender for the purposes of the Finance Documents;

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

11.4	Subordination of rights of Borrower. All rights which the Borrower at any time has against either Owner or its assets shall be fully subordinated to the rights of the Lender under the Finance Documents; and in particular, the Borrower shall not during the Security Period:

(a)	claim, or in a bankruptcy of either Owner prove for, any amount payable to the Borrower by either Owner, whether in respect of this or any other transaction;

(b)	take or enforce any Security Interest for any such amount; or

(c)	claim to set-off any such amount against any amount payable by the Borrower to either Owner.

11.5	Financial Covenants. The Borrower shall ensure that at all times:

(a)	the Leverage Ratio shall be less than 80 per cent.; and

(b)	the ratio of EBITDA to Interest Expense shall be no less than 2,5:1.

11.6	Compliance Check. Compliance with the undertakings contained in Clause 11.5 shall be determined by reference to the unaudited consolidated accounts for the first 3 financial quarters in each financial year of the Borrower and for the fourth financial quarter in each financial year of the Borrower, the audited consolidated accounts for that financial year of the Borrower delivered to the Lender pursuant to this Agreement. Unless and until the Lender otherwise agrees in writing, at the same time as it delivers those consolidated accounts, the Borrower shall deliver to the Lender a certificate in the form set out in Schedule 3 hereto, signed by the chief financial officer of the Borrower.

11.7	Distribution of Dividends. The Borrower may pay dividends or make other form of distribution provided that the following conditions are fulfilled to the satisfaction of the Lender:
(i)	no Event of Default or Potential Event of Default has occurred or will arise as a result of the payment of any dividend or the making of any other form of distribution; and

(ii)	if the dividends would not exceed 50 per cent. of the Borrower’s Unencumbered Cash; the Lender has received evidence acceptable to the Lender in its entire discretion that the amount of dividends to be distributed would not exceed 50 per cent. of the Borrower’s Unencumbered Cash; or

(iii)	if the dividends would exceed 50 per cent. of the Borrower’s Unencumbered Cash, the Lender has provided its prior consent in writing, such consent not to be unreasonably withheld.
12	INSURANCE

12.1	General. The Borrower undertakes with the Lender to procure that each Owner will comply with the following provisions of this Clause 12 at all times during the Security

Period (after the Ship which is owned or to be owned by that Owner has been delivered to it under the relevant MOA) except as the Lender may otherwise permit.
12.2	Maintenance of obligatory insurances. The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks); and

(b)	war risks; and

(c)	protection and indemnity risks in excess of the limit of cover for oil pollution liability risks included within the protection and indemnity risks; and

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for that Owner to insure and which are specified by the Lender by notice to that Owner.

12.3	Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the market value of the Ship owned by that Owner for the time being (as determined by the Lender pursuant to Clause 14.4 of this Agreement) and (ii) such amount, which when aggregated with the amount for which the other Ship then subject to a Mortgage is insured, is equal to 130 per cent. of the Loan; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship owned by that Owner;

(e)	on such terms as shall from time to time be approved in writing by the Lender (including, without limitation, a blocking and trapping clause); and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.4	Further protections for the Lender. In addition to the terms set out in Clause 12.3, the Borrower shall procure that the obligatory insurances shall:

(a)	(except in relation to risks referred to in Clause 12.2(c)) whenever the Lender so requires name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Lender as sole loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender;

(e)	provide that the Lender may make proof of loss if the Owners fail to do so; and

(f)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Lender, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Lender for 30 days (or 7 days in the case of war risks) after receipt by the Lender of prior written notice from the insurers of such cancellation, change or lapse.

12.5	Renewal of obligatory insurances. The Borrower shall procure that each Owner shall:

(a)	at least 21 days before the expiry of any obligatory insurance:
(i)	notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Lender’s approval to the matters referred to in paragraph (i) above;
(b)	at least 14 days before the expiry of any obligatory insurance, renew the insurance; and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6	Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Lender with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters or undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies (including, without limitation, any fleet lien) or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Lender.

12.7	Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Owner is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for that Ship; and

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)	where required to be issued under the terms of insurance/indemnity provided by that Owner’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in relation to its Ship in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

12.8	Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

12.9	Payment of premiums. The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

12.10	Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11	Restrictions on employment. The Borrower shall procure that neither Owner shall employ the Ship owned by it, nor shall permit her to be employed, outside the cover provided by any obligatory insurances.

12.12	Compliance with terms of insurances. The Borrower shall procure that neither Owner does or omits to do (or permits to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and in particular:

(a)	the Borrower shall procure that each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	the Borrower shall procure that neither Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)	the Borrower shall procure that each Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	the Borrower shall procure that neither Owner shall employ the Ship owned by it, nor shall allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.13	Alteration to terms of insurances. The Borrower shall procure that neither Owner shall either make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Lender.

12.14	Settlement of claims. The Borrower shall procure that neither Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.15	Provision of copies of communications. The Borrower shall procure that each Owner shall provide the Lender, at the time of each such communication, copies of all written communications between that Owner and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	that Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.
12.16	Provision of information. In addition, the Borrower shall procure that each Owner shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.17 below or dealing with or considering any matters relating to any such insurances,

and the Borrower shall procure that each Owner shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

12.17	Mortgagee’s interest, additional perils. The Lender shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate:

(a)	a mortgagee’s interest marine insurance in relation to each Ship in an amount equal to 115 per cent. of the Loan providing for the indemnification of the Lender for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to either Ship or a liability of either Ship or of either Owner, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:
(i)	any act or omission on the part of an Owner, of any operator, charterer, manager or sub-manager of the Ship owned by it or of any officer, employee or Lender of an Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of an Owner, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Owner or of such a person, including the casting away or damaging of the Ship owned by it and/or the Ship owned by it being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing;
(b)	a mortgagee’s interest additional perils policy in relation to each Ship in such amount as the Lender may consider appropriate, providing for the indemnification of the Lender against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of a Ship, the imposition of any Security Interest over a Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy whether or not similar to the foregoing, and the Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

12.18	Review of insurance requirements. The Lender shall be entitled to review the requirements of this Clause 12 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting either Owner or either Ship and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrower.

12.19	Modification of insurance requirements. The Lender shall notify the Borrower of any proposed modification under Clause 12.18 to the requirements of this Clause 12 which the Lender reasonably consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 12 and shall bind the Borrower accordingly.

12.20	Compliance with mortgagee’s instructions. The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the relevant Owner implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 12.19.

13	SHIP COVENANTS

13.1	General. The Borrower also undertakes with the Lender to procure that each Owner complies with the following provisions of this Clause 13 at all times during the Security

Period except as the Lender, may otherwise permit (such consent not to be unreasonably withheld in relation to Clause 13.13(b) only).
13.2	Ship’s name and registration. The Borrower shall procure that each Owner shall keep the Ship owned by it registered in its name under the Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of that Ship.

13.3	Repair and classification. The Borrower shall procure that each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class with a first class classification society which is a member of IACS acceptable to the Lender free of outstanding or overdue recommendations and conditions of such classification society;

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code, the ISM Code Documentation and the ISPS Code; and

(d)	so as to comply with all laws and regulations applicable to vessels registered, under the Marshall Islands flag or to vessels trading to any jurisdiction to which that Ship may trade from time to time including but not limited to the ISM Code, the ISPS Code and the ISM Code Documentation.

13.4	Classification society undertaking. The Borrower shall provide that the Owners shall instruct the classification society referred to in Clause 13.3 (and procure that the classification society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the classification society in relation to its Ship;

(b)	to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of that Owner and its Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Lender immediately in writing if the classification society:
(i)	receives notification from the Borrower or the relevant Owner or any other person that that Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of the relevant or that Ship’s membership of the classification society;
(d)	following receipt of a written request from the Lender:
(i)	to confirm that neither Owner is in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if either Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.
13.5	Modification. The Borrower shall procure that neither Owner shall make any modification or repairs to, or replacement of, either Ship or equipment installed on her which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce her value.

13.6	Removal of parts. The Borrower shall procure that neither Owner shall remove any material part of either Ship, or any item of equipment installed on, either Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on the relevant Ship the property of the relevant Owner and subject to the security constituted by the Mortgage Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

13.7	Surveys. The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender with copies of all survey reports.

13.8	Inspection. The Borrower shall procure that each Owner shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

13.9	Prevention of and release from arrest. The Borrower shall procure that each Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of her detention in exercise or purported exercise of any lien or claim, the relevant Owner shall procure her release by providing bail or otherwise as the circumstances may require.

13.10	Compliance with laws etc. The Borrower shall procure that each Owner shall:

(a)	comply, or procure compliance with the ISM Code, all Environmental Laws, the ISPS Code and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Owner; and

(b)	not employ the Ship owned by it nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code.

13.11	Provision of information. The Borrower shall procure that each Owner shall promptly provide the Lender with any information which the Lender request regarding:

(a)	the Ship owned by it, her employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance or the Approved Manager’s compliance or the compliance of the Ship owned by it with the ISM Code and the ISPS Code,

and, upon the Lender’s request, provide copies of any current charter relating to the Ship owned by it and of any current charter guarantee, and copies of the ISM Code Documentation and the ISPS Code Documentation.

13.12	Notification of certain events. The Borrower shall procure that each Owner shall immediately notify the Lender by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or her Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Owner, an ISM Responsible Person, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Owner shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall reasonably require of that Owner’s, the Approved Manager’s or any other person’s response to any of those events or matters.

13.13	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that neither Owner shall:

(a)	save under a Charterparty, let the Ship owned by it on any other bareboat or demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may be equal to or exceed, 12 months;

(c)	enter into any charter in relation to the Ship owned by it under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(e)	appoint a manager of the Ship owned by it other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(f)	de-activate or lay up the Ship owned by it; or

(g)	put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings for the cost of such work or otherwise.

13.14	Notice of Mortgage. The Borrower shall procure that each Owner shall keep the Mortgage registered against the Ship owned by it as a valid first priority mortgage or preferred (as the case may be), carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Owner to the Lender.

13.15	Sharing of Earnings. The Borrower shall procure that neither Owner shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Owner to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

13.16	Time Charter Assignment or Tripartite Agreement. If either Owner enters into:
(a)	any Charterparty (other than a bareboat or demise Charterparty) the Borrower shall procure that the relevant Owner shall at the request of the Lender execute in favour of the Lender a Charterparty Assignment and shall deliver to the Lender such other documents, including, without limitation documents in respect of the charterer, equivalent to those referred to at paragraphs 3, 4 and 5 of Part A of Schedule 2 hereof as the Lender may require; or

(b)	any bareboat or demise Charterparty, the Borrower shall procure that the relevant Owner shall at the request of the Lender execute in favour of the Lender a Charterparty Assignment and a Tripartite Agreement and shall deliver to the Lender such other documents, including, without limitation documents in respect of the relevant bareboat charterer, equivalent to those referred to at paragraphs 3, 4 and 5 of Part A of Schedule 2 hereof as the Lender may require.
13.17	ISPS Code. The Borrower shall procure that each Owner and the Approved Manager complies with the ISPS Code and in particular, without limitation, shall:

(a)	procure that each Ship and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code;

(b)	maintain for each Ship an ISM SMS and an ISSC; and

(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or material modification of the ISSC.

14	SECURITY COVER

14.1	Provision of additional security cover; prepayment of Loan. The Borrower undertakes with the Lender that, if the Lender notifies the Borrower that:

(a)	the aggregate Market Value of the Ships subject to a Mortgage, or as the case may be the Market Value of the relevant Ship; plus

(b)	the net realisable value of any additional security previously provided under this Clause 14,

is below the Relevant Percentage of the Loan, the Borrower will, within 1 month after the date on which the Lender’s notice is served, either:
(i)	provide, or ensure that a third party provides, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and which consists of either (a) cash pledged to the Lender or (b) a Security Interest (including, but not limited to, a first priority or preferred (as the case may be) mortgage over another vessel), covering such asset or assets and documented in such terms as the Lender may, approve or require; or

(ii)	prepay in accordance with Clause 7 such part (at least) of the Loan as will eliminate the shortfall, where “Relevant Percentage” means 125 per cent.

The Borrower’s compliance with this Clause 14.1 shall be determined at the end of every quarter in each financial year of the Borrower and at any other time that the Lender may (in its absolute discretion) consider necessary.

14.2	Meaning of additional security. In Clause 14.1 “security” means a Security Interest over an asset or assets (whether securing the Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower’s liabilities under the Finance Documents.

14.3	Requirement for additional documents. The Borrower shall not be deemed to have complied with Clause 14.1 (i) above until the Lender has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 2, Part A and such legal opinions in terms acceptable to the Lender from such lawyers as they may select.

14.4	Valuation of Ships. The market value of a Ship at any date is that shown by the average of two valuations prepared:

(a)	as at a date not more than 14 days previously;

(b)	by the 2 Approved Brokers appointed by the Lender in its sole discretion;

(c)	with or without physical inspection of the relevant Ship (as the Lender may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

Provided that if one such valuation is more than 115 per cent. of the other valuation, then the Lender shall select a third Approved Broker to provide a valuation of the relevant Ship in accordance with this Clause 14.4 and the Market Value of the Ship shall be the arithmetic average of all three such valuations.

The Borrower shall provide (at its own cost) the valuation of each Ship which is required to determine its Market Value pursuant to this Clause 14.4 once a year throughout the Security Period and at any other time that the Lender may (in its absolutely discretion) consider necessary.

14.5	Value of additional security. The net realisable value of any additional security which is provided under Clause 14.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 14.4.

14.6	Frequency of Valuations. The Borrower acknowledges and agrees that the Lender may commission valuations of each Ship at such times as the Lender shall deem necessary and, in any event, not less often than once during each 12 month period of the Security Period.

14.7	Valuations binding. Any valuation under Clause 14.1(i), 14.4 or 14.5 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Lender makes of a security which does not consist of or include a Security Interest.

14.8	Provision of information. The Borrower shall promptly provide the Lender and any Approved Broker or expert acting under Clause 14.4 or 14.5 with any information which the Lender or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide, or procure the provision of, the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Lender (or the expert appointed by them) consider prudent.

14.9	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 19.2, 19.3 and 20.3, the Borrower shall, on demand, pay the Lender the amount of the fees and expenses of any Approved Broker or expert instructed by the Lender under this Clause and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause.

15	PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments. All payments to be made by the Borrower to the Lender under a Finance Document shall be made:

(a)	by not later than 13.00 p.m. (Athens time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	the account of the Lender at Citibank N.A., New York, NY, USA (Account No. 10928312 under reference “STEALTHGAS INC. — for Shipping Branch), or to such other account with such other bank as the Lender may from time to time notify to the Borrower.

15.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4	Lender accounts. The Lender shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

15.5	Accounts prima facie evidence. If any accounts maintained under Clause 15.4 show an amount to be owing by the Borrower or a Security Party to the Lender, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to the Lender.

16	APPLICATION OF RECEIPTS

16.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document be applied:

(a)	FIRSTLY: in or towards the payment of expenses and all sums other than principal or interest which may be owing to the Lender under the Finance Documents;

(b)	SECONDLY: in or towards the payment of any arrears of interest owing to the Lender hereunder;

(c)	THIRDLY: in or towards the payment of any other sums of money due to the Lender under the Finance Documents;

(d)	FOURTHLY: in or towards the repayment of the Loan (whether the same is due and payable or not);

(e)	FIFTHLY: following the occurrence of an Event of Default, in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of this Clause; and

(f)	SIXTHLY: the balance (if any) shall be paid as the Borrower shall direct in writing to the Lender.

16.2	Variation of order of application. The Lender may by notice to the Borrower and the Security Parties provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3	Notice of variation of order of application. The Lender may give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

16.4	Appropriation rights overriden. This Clause 16 and any notice which the Lender gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

17	APPLICATION OF EARNINGS

17.1	Payment of Earnings. The Borrower undertakes with the Lender to ensure that, throughout the Security Period (subject only to the provisions of the General Assignments), all the Earnings of a Ship are paid to the Earnings Account for that Ship.

17.2	Monthly retentions. The Borrower undertakes with the Lender to ensure that, at the end of each calendar month of the Security Period, there is transferred to the Retention Account out of the aggregate Earnings received in the Earnings Accounts during the preceding calendar month:

(a)	one-sixth of the amount of each repayment instalment falling due under Clause 7.1 on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on the Loan which is payable on the next due date for payment of interest under this Agreement.

The “relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next due date for payment of interest under this Agreement).

17.3	Shortfall in Earnings. If the aggregate Earnings received in the Earnings Accounts are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 17.2, the Borrowers shall make up the amount of the insufficiency on demand from the Lender.

17.4	Application of retentions. Until an Event of Default occurs, the Lender shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply so much of the then balance on the Retention Account as equals:

(a)	the repayment instalment due on that Repayment Date; or

(b)	the amount of interest payable on that interest payment date,

in discharge of the Borrower’s liability for that repayment instalment or that interest.

17.5	Interest accrued on accounts. Any credit balance on the Earnings Accounts and the Retention Account shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Lender likely to remain the Retention Account.

17.6	Release of accrued interest. Interest accruing under Clause 17.5 shall be released to the Borrowers on each Repayment Date unless an Event of Default has occurred or the then credit balance on the Retention Account is less than what would have been the balance had the full amount required by Clause 17.2 (and Clause 17.3, if applicable) been transferred in that and each previous month.

17.7	Location of accounts. The Borrower shall promptly:

(a)	comply or procure compliance by the Owners, with any requirement of the Lender as to the location or re-location of an Earnings Account; and

(b)	execute, or procure the execution by the Owners of, any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over each Earnings Accounts.

17.8	Debits for expenses etc. The Lender shall be entitled (but not obliged) from time to time to debit the Earnings Accounts without prior notice in order to discharge any amount due and payable under Clause 19 or 20 to the Lender or payment of which the Lender has become entitled to demand under Clause 19 or 20.

17.9	Borrower’s obligations unaffected. The provisions of this Clause 17 (as distinct from a distribution effected under Clause 17.4) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any other Security Party under any Finance Document.

18	EVENTS OF DEFAULT

18.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party (except the Approved Manager) fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 8.2, 10.2(a), 10.2(c), 11.2, 11.3, 11.5, 14.1 or 17.1; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) which, in the opinion of the Lender, is capable of remedy, and such default continues unremedied 10 days after written notice from the Lender requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c) above); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:
(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or
(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or
(g)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or an Owner which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Lender, is similar to any of the foregoing; or
(h)	the Borrower or either Owner ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)	any official consent necessary to enable either Owner to own, operate or charter the Ship owned by it or to enable either Owner, the Borrower or any other Security Party to comply with any provision which the Lender considers material of a Finance Document, the relevant MOA, is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Lender that, without its prior consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares the Borrower, the Owners or in any other Security Party or in the ultimate control of the voting rights attaching to any of those shares unless the current ultimate beneficial owner in the shares of the Borrower and the Owners, as disclosed to the Lender on or prior to the date of this Agreement, shall remain the owner or, as the case may be, holder of at least 15 per cent. of the shares in the Borrower and the Owners and shall retain executive control in the management of the Borrower and each Owner; or

(l)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a change in the financial position, state of affairs or prospects of the Borrower, either Owner or any other member of the Group; or

(ii)	any accident or other event involving either Ship or another vessel owned, chartered or operated by a Relevant Person, in the light of which the Lender considers that there is a significant risk that the Borrower or either Owner is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

18.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are terminated; and/or

(b)	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b) above, the Lender is entitled to take under any Finance Document or any applicable law.

18.3	Termination of Commitment. On the service of a notice under paragraph (a) of Clause 18.2, the Commitment and all other obligations of the Lender to the Borrower under this Agreement shall cancelled.

18.4	Acceleration of Loan. On the service of a notice under paragraph (b) of Clause 18.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5	Multiple notices; action without notice. The Lender may serve notices under paragraphs (a) and (b) of Clause 18.2 simultaneously or on different dates and it and if the Lender may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Exclusion of Lender liability. Neither the Lender, nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of the Lender’s own officers and employees or ( as the case may be) such receiver’s or manager’s own partners or employees.

18.7	Relevant Persons. In this Clause 18 “a Relevant Person” means the Borrower, the Owners and any other member of the Group.

18.8	Interpretation. In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

19	FEES AND EXPENSES

19.1	Arrangement fee. The Borrower shall pay to the Lender:

(a)	on the date of the commitment letter a non-refundable arrangement fee of $100,800; and

(b)	quarterly in arrears during the period from (and including 30 April 2008) to the earlier of (i) the Drawdown Date in respect of the Gas Shuriken Advance and (ii) the last day of the Availability Period and on the last day of that period, for the account of the Lender, a non-refundable commitment fee equal to 0.20 per cent. per annum of the undrawn amount of the Loan.

19.2	Costs of negotiation, preparation etc. The Borrower shall pay to the Lender on its demand the amount of all expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including, without limitation, out of pocket expenses, legal fees and related VAT).

19.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Lender, on the Lender’s demand, the amount of all expenses incurred by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security;

(d)	where the Lender, in its absolute opinion, considers that there has been a material change to the insurances in respect of either Ship, the review of the insurances or either Ship pursuant to Clause 12.18; and

(e)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.4	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender’s demand, fully indemnify the Lender against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

19.5	Certification of amounts. A notice which is signed by two officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20	INDEMNITIES

20.1	Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Lender on the Lender’s demand in respect of all expenses, liabilities and losses which are incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6); and

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs. Without limiting its generality, Clause 20.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by the Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or that part which the Lender determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

20.3	Miscellaneous indemnities. The Borrower shall fully indemnify the Lender on its demand in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, the Lender in any country, in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document; and

(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document, other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the Lender’s own officers or employees.

Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, or any Environmental law.

20.4	Environmental Indemnity. Without prejudice to its generality, Clause 20.3 covers any claims, demands, proceedings, liabilities, taxes, losses or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code.

20.5	Currency indemnity. If any sum due from the Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.5, the “available rate of exchange” means the rate at which the Lender concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.6	Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	NO SET-OFF OR TAX DEDUCTION

21.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

21.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4	Exclusion of tax on overall net income. In this Clause 21 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

22	ILLEGALITY, ETC

22.1	Illegality. This Clause 22 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2	Notification and effect of illegality. On the Lender notifying the Borrower under Clause 22.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 22.1 as the date on which the notified event would become effective, the Borrower shall prepay the Loan in full in accordance with Clause 7.

23	INCREASED COSTS

23.1	Increased costs. This Clause 23 applies if the Lender (the “Notifying Lender”) notifies the Borrower that the Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	the effect of complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement including, without limitation, the implementation or application of a compliance with the “International Convergence of Capital Measurement and Capital Standards a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application a compliance is by a government, regulator, Creditor Party or any of its affiliates), is that the Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say:
(i)	an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement, of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(iii)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement, but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21.

For the purposes of this Clause 23.1 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

23.2	Payment of increased costs. The Borrower shall pay to the Lender, on the Lender’s demand, the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate it for the increased cost.

23.3	Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 23.2, the Borrower may give the Lender not less than 15 days’ notice of its intention to prepay the Loan at the end of an Interest Period.

23.4	Prepayment; termination of Commitment. A notice under Clause 23.3 shall be irrevocable; and on the date specified in the Borrower’s notice of intended prepayment, the Commitment shall be cancelled and the Borrower shall prepay (without premium or penalty) the Loan together with accrued interest thereon at the applicable rate plus there relevant Margin.

23.5	Application of prepayment. Clause 7 shall apply in relation to the prepayment.

24	SET-OFF

24.1	Application of credit balances. The Lender may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrower to the Lender under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.
24.2	Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

25	TRANSFERS AND CHANGES IN LENDING OFFICES

25.1	Transfer or assignment by Borrower. The Borrower may not:

(a)	transfer or assign any of its rights or obligations under any Finance Document; or

(b)	enter into any merger, de-merger, amalgamation or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

25.2	Assignment by Lender. The Lender may assign or transfer all or any of the rights and interests which it has under or by virtue of the Finance Documents without the consent of the Borrower.

25.3	Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee or, as the case may be, transferee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee or, as the case may be, transferee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.
25.4	Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower or any Security Party and the Lender may assign, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5	Disclosure of information. The Lender may disclose to a potential assignee or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document.

25.6	Change of lending office. The Lender may change its lending office by giving notice to the Borrower and the change shall become effective on the later of:

(a)	the date on which the Borrower receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26	VARIATIONS AND WAIVERS

26.1	Variations, waivers etc. by Lender. Subject to Clause 26.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower and by the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 26.1 no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27	NOTICES

27.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance

Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to the Borrower:	c/o StealthGas Inc. 331 Kiffisias Avenue Kiffisia 145 61 Greece
Fax No: +30 210 625 2817

(b)	to the Lender:	National Bank of Greece S.A. 2 Bouboulinas Street & Akti Miaouli 185 35 Piraeus Greece Fax No: +30 210 41 44 120
or to such other address as the relevant party may notify the other.

27.3	Effective date of notices. Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

27.4	Service outside business hours. However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5	Illegible notices. Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

27.7	English language. Any notice under or in connection with a Finance Document shall be in English.

27.8	Meaning of “notice”. In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	SUPPLEMENTAL

28.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

28.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

28.3	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

28.4	Counterparts. A Finance Document may be executed in any number of counterparts.

29	LAW AND JURISDICTION

29.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

29.2	Exclusive English jurisdiction. Subject to Clause 29.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

29.3	Choice of forum for the exclusive benefit of the Lender. Clause 29.2 is for the exclusive benefit of the Lender, which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

29.4	Process Lender. The Borrower irrevocably appoints Saville & Co. at its office for the time being, presently at One Carey Lane, London, EC2V 8AE, England to act as its Lender to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

29.5	Lender rights unaffected. Nothing in this Clause 29 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

29.6	Meaning of “proceedings”. In this Clause 29, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

SCHEDULE 1
DRAWDOWN NOTICE
To:	National Bank of Greece S.A. 2 Bouboulinas Street & Akti Miaouli 185 35 Piraeus Greece

Attention: [Shipping Department]	[●] 2008
DRAWDOWN NOTICE
1	We refer to the loan agreement (the “Loan Agreement”) dated 2008 and made between us, the Borrower and you, the Lender, in connection with a loan facility of up to US$33,240,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow the [ ] Advance as follows:

(a)	Amount: US$[ ];

(b)	Drawdown Date: [ ];

(c)	Duration of the first Interest Period shall be [ ] months;

(d)	Payment instructions : account of [ ] and numbered [ ] with [ ] of [ ].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without your prior consent.

5	We authorise you to deduct any accrued commitment fee referred to in Clause 19 from the amount of the Advance.

Attorney-in-Fact
for and on behalf of
STEALTHGAS INC.

SCHEDULE 2
CONDITION PRECEDENT DOCUMENTS
In this Schedule 3 “Relevant Ship” means, in relation to an Advance, the Ship which is to be part-financed by that Advance and “Owner” means the Owner which owns that Ship.
PART A
The following are the documents referred to in Clause 8.1(a).
1	A duly executed original of the Agreement, the Retention Account Pledge and each Guarantee.

2	Certified copies of the certificate of incorporation and constitutional documents of the Borrower and each Owner.

3	Copies of resolutions of the shareholders and directors of the Borrower and each Owner authorising the execution of each of the Finance Documents to which the Borrower or that Owner is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement and in the case of each Owner ratifying the execution of the MOA to which it is a party.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or each Owner.

5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or either MOA.

6	Copies of each MOA and all amendments and supplements thereto and of all documents signed or issued by the relevant Owner or the relevant Seller under or in connection with it evidencing the relevant Contract Price.

7	All documentation required by the Lender in relation to the Borrower and each Owner pursuant to the Lender’s “know your customer” requirements.

8	Documentary evidence that the agent for service of process named in Clause 29 has accepted its appointment.

9	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands and such other relevant jurisdictions as the Lender may require.

10	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.
PART B
The following are the documents referred to in Clause 8.1(b).
1	A duly executed original of the Mortgage, the General Assignment and the Charterparty Assignment for the Initial Charterparty (and of each document to be delivered under each of them) in respect of the Relevant Ship.

2	Documentary evidence that:

(a)	the Relevant Ship has been unconditionally delivered to, and accepted by, the relevant Owner under the relevant MOA and the full purchase price payable under that MOA (comprising the equity contribution of the Owner and the part financed by the relevant Advance) has been duly paid (together with copies of the documents to be delivered by the relevant Seller to the Owner pursuant to the relevant MOA, including but not limited to the bill of sale and the protocol of delivery and acceptance);

(b)	the Relevant Ship is definitively and permanently registered in the name of the relevant Owner under the Marshall Islands flag;

(c)	the Relevant Ship is in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents;

(d)	the Relevant Ship maintains the highest available class with such first-class classification society which is a member of IACS as the Lender may approve free of all recommendations and conditions of such classification society;

(e)	the Mortgage relative to the Relevant Ship has been duly registered or recorded (as the case may be) against the Relevant Ship as a valid first priority or preferred ship mortgage in accordance with the laws of the Marshall Islands;

(f)	the Relevant Ship has been unconditionally delivered by the relevant Owner to the Initial Charterer under the Initial Charterparty relating to that Ship; and

(g)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

6	Documents establishing that the Relevant Ship will, as from its Delivery Date, be managed by the Approved Manager on terms acceptable to the Lender, together with:

(a)	the Approved Manager’s Undertaking in respect of the Relevant Ship; and

(b)	copies of the document of compliance (DOC), the ISSC and any other ISPS document and the safety management certificate (SMC) referred to in paragraph (a) of the definition of the ISM Code Documentation certified as true and in effect by the relevant Owner and the Approved Manager.

7	Evidence that the Earnings Account in respect of the Relevant Ship has been duly opened with the Lender by the relevant Owner.

8	Evidence that the Retention Account has been duly opened with the Lender by the Borrower.

9	Evidence satisfactory to the Lender that the Owner of the Relevant Ship remains a direct wholly-owned subsidiary of the Borrower.

10	The Material Adverse Change Warranty Letter duly signed by the Borrower and countersigned by the Owners.

11	A copy of the Initial Charterparty for the Ship together with such evidence the Lender may require as to its due execution by the parties to it.

12	Two valuations of the Relevant Ship prepared by an Approved Broker appointed by the Lender, stated to be for the purposes of this Agreement and prepared in accordance with Clause 14.4 which shows the value of the Relevant Ship in an amount acceptable to the Lender.

13	A favourable opinion (at the cost of the Borrower) from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Relevant Ship as the Lender may require.

14	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands and such other relevant jurisdictions as the Lender may require.

Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the relevant Owner.

SCHEDULE 3
FORM OF COMPLIANCE CERTIFICATE
To:	The National Bank of Greece S.A. 2 Bouboulinas & Akti Miaouli Street 185 35 Piraeus Greece
[●] 200[●]
Dear Sirs,
We refer to a loan agreement dated [●] 2008 (the “Loan Agreement”) made between (1) StealthGas Inc. as borrower and (2) yourselves as lender.
Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.
We enclose with this certificate a copy of the [unaudited consolidated accounts for the Group for the 6-month period ended [●]]/[the audited consolidated annual accounts of the Group for the year ended [●]]. The accounts (i) have been prepared in accordance with all applicable laws and generally accepted accounting principles consistently applied, (ii) give a true and fair view of the state of affairs of the Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Group.
The Borrower represents that no Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]]. In addition as of [●], the Borrower confirms compliance with the financial covenants set out in Clause 11.5 of the Loan Agreement for the 6 months ending as at the date to which the enclosed accounts are prepared.
We now certify that, as at [●]
(a) The Leverage Ratio is [●]; and
(b) the ratio of EBITDA to Interest Expense is [●].
This certificate shall be governed by, and construed in accordance with, English law.

[●]
Chief Financial Officer of
STEALTHGAS INC.

EXECUTION PAGE
BORROWER

SIGNED by /s/ Andrew Simmons for and on behalf of STEALTHGAS INC. in the presence of:	) ) ) )
DELPHINE JOLY
Watson, Farley & Williams
2, Defteras Merarchias
Piraeus 185 36
Greece
LENDER

SIGNED by /s/ Stavros Stylos And by /s/ Florakis Panagiotis for and on behalf of NATIONAL BANK OF GREECE S.A. in the presence of:	) ) ) ) )
DELPHINE JOLY
Watson, Farley & Williams
2, Defteras Merarchias
Piraeus 185 36
Greece